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                            FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number   33-61112
                                                              ---------------

Merrill Lynch Mortgage, Investors, Inc.
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            (Exact name of registrant as specified in its charter)

World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

See Exhibit A Attached hereto
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           (Title of each class of securities covered by this Form)

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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]       Rule 12h-3(b)(1)(i)   [ ]
            Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(ii)  [ ]       Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [x]

     Approximate number of holders of record as of the certification or notice date: See Exhibit B Attached Hereto.
     -------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Merrill Lynch Mortgage, Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 25, 1996             By: /s/ Michael M. McGovern, Secretary
     -------------------------          -----------------------------------
                                        Michael M. McGovern, Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.





SEC 2069 (2-90)

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                                   Exhibit A
                                   ---------

Title of each class of securities covered by this form:

        Series                  Class
        ------                  -----
        Series 1995-C1          Class A
        Series 1995-C1          Class B
        Series 1995-C1          Class C
        Series 1995-C1          Class D
        Series 1995-C1          Class IO

        Series 1995-C2          Class A1
        Series 1995-C2          Class A2
        Series 1995-C2          Class B
        Series 1995-C2          Class C
        Series 1995-C2          Class D
        Series 1995-C2          Class IO

        Series 1995-C3          Class A1
        Series 1995-C3          Class A2
        Series 1995-C3          Class A3
        Series 1995-C3          Class B
        Series 1995-C3          Class C
        Series 1995-C3          Class D
        Series 1995-C3          Class IO1
        Series 1995-C3          Class IO2


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                                   Exhibit B

Approximate number of holders of record as of the certification or notice date for each class of securities covered by this Form:

                                                Number of
                Series          Class            Holders
           ---------------    ---------     ---------------
           Series 1995-C1      Class A                  10
           Series 1995-C1      Class B                   2
           Series 1995-C1      Class C                   4
           Series 1995-C1      Class D                   4
           Series 1995-C1      Class 1O                  2

           Series 1995-C2      Class A1                 46
           Series 1995-C2      Class A2                  7
           Series 1995-C2      Class B                  14
           Series 1995-C2      Class C                  12
           Series 1995-C2      Class D                  17
           Series 1995-C2      Class IO                  3


           Series 1995-C3      Class A1                 12
           Series 1995-C3      Class A2                  5
           Series 1995-C3      Class A3                 29
           Series 1995-C3      Class B                   3
           Series 1995-C3      Class C                   4
           Series 1995-C3      Class D                   4
           Series 1995-C3      Class IO1                 2
           Series 1995-C3      Class IO2                 2